[GRAPHIC OMITTED]
                               UNIVERSAL STAINLESS
                             & ALLOY PRODUCTS, INC.



CONTACTS:  Richard M. Ubinger                           June Filingeri
           Vice President of Finance,                   President
           Chief Financial Officer and Treasurer        Comm-Partners LLC
           (412) 257-7606                               (203) 972-0186

FOR IMMEDIATE RELEASE
---------------------

          Universal Stainless Enters New Credit Agreement with PNC Bank

     BRIDGEVILLE, PA, March 4, 2009 - Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that it has entered into a new credit agreement with PNC Bank providing for a $12.0 million term loan scheduled to mature in 2014 and a $15.0 million revolving credit facility with a term expiring in 2012. The new agreement replaces the Company's existing Revolving Credit Agreement that was set to expire June 30, 2009.

     The Company intends to use the borrowings under the term loan to fund its previously announced capital investment program totaling $13 million in its Bridgeville melt shop and other related costs. The investment is for major upgrades in equipment, automation and plant layout, including installation of a 50-ton electric arc furnace shell, upgrade of alloy addition equipment at the Argon-Oxygen Decarburization (AOD) unit, and the addition of new ladle preheating equipment. The equipment and infrastructure spending is expected to be completed by the end of 2009 and the automation spending is scheduled to be completed by the middle of 2010. The investment is expected to yield annual cost savings of more than $7.5 million beginning in the 2009 fourth quarter.

     Dennis Oates, President and Chief Executive Officer, commented: "We are pleased to have this new credit agreement with PNC Bank, to supplement our existing strong cash position and to provide financing for our melt shop project and support future strategic initiatives. Investing in our melt shop is crucial to delivering on our commitment to provide unparalleled service to our customers through reliable on-time delivery, short lead times and quality products. The melt shop project, which is underway, is not expected to cause any disruption to current delivery schedules. This investment will strengthen our current competitive position and enable us to pursue new opportunities as the economy and demand recover."


 About Universal Stainless & Alloy Products, Inc.
-------------------------------------------------

     Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor
---------------------------------------

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company's current and future litigation and regulatory matters. Certain of these risks and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.


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